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                                                                      Exhibit 16

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth St. N.W.
Washington D.C.  20549

May 9, 2002

Dear Sir/Madam,

We have read the first four paragraphs of Item 4 included in this form 8-K dated May 13, 2002, of Artesyn Technologies, Inc., to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very Truly Yours,



/s/ Arthur Andersen LLP
-----------------------
Arthur Andersen LLP



Cc:  Mr. Richard J. Thompson, Chief Financial Officer,
Artesyn Technologies, Inc.